Kohl's Corporation Reports November/December
Sales and Updates 2016 Guidance

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)-January 4, 2017 -- Kohl’s Corporation (NYSE:KSS) today reported that its comparable sales decreased 2.1 percent in the fiscal months of November and December 2016 combined, compared with the prior year period. Total sales for the combined fiscal November and December period decreased 2.7 percent.

“Sales were volatile throughout the holiday season. Strong sales on Black Friday and during the week before Christmas were offset by softness in early November and December,” said Kevin Mansell, Kohl's chairman, chief executive officer and president.

From a line of business perspective, Men’s, Home and Footwear were the strongest categories while Accessories was the most challenging. On a regional basis, the Southeast, Mid-Atlantic and Northeast were the best performing regions.

Fourth Quarter Earnings Release and Conference Call
On February 23, 2017, the Company will release its fourth quarter and fiscal 2016 results at 7:00 am ET and host its quarterly earnings conference call at 8:30 am ET.

Earnings Guidance
The Company now expects its fiscal 2016 diluted earnings per share to be $2.92 to $2.97 versus its previous guidance of $3.12 to $3.32 per diluted share. Excluding impairments, store closing and other costs, fiscal 2016 diluted earnings per share is expected to be $3.60 to $3.65, down from the Company’s previously stated guidance of $3.80 to $4.00 per diluted share.

The change in guidance is primarily a result of lower than planned sales for the quarter. Gross margin is projected to be lower than plan due to the mix and timing of the sales and the competitive promotional environment. SG&A expenses are projected to be as planned. Inventories per store at the end of the fourth quarter are projected to decrease from prior year levels in the mid-to-high single digit range.

Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC

About Kohl's
Kohl’s (NYSE: KSS) is a leading specialty department store with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the Company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised nearly $300 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares.  For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

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Contacts
Investor Relations:
Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:
Jen Johnson, VP Corporate Communications, (262) 703-5241